                              Adar Alternative One
                              2503 W. Gardner Court
                                 Tampa, FL 33611
                                  (813)831-9348

May 11, 2001

The Securities and Exchange Commission
450 5th Street North West
Washington D.C. 20549

To Whom It May Concern:

Adar Alternative One is hereby withdrawing the form 10-SB filed on April 9, 2001
The file number is 000-32521.

Should you have any questions, please call our President Officer Michael T.
Williams at (813)831-9348.

Sincerely,

/s/ Michael T. Williams
    Michael T. Williams